Option Exchange Program June 27, 2023 Exhibit (a)(1)(L)

Why are we doing a stock option exchange? Stock options are an important part of the long-term incentive compensation offered to our employees Because the price of our common stock has decreased, many options are “under water” = stock option exercise price exceeds the current market price of our common stock Many options have stock option exercise prices >$10 We view underwater stock options as less effective performance incentives because they provide less or no perceived value to employee option holders The Option Exchange is intended to restore equity value, increase retention and motivation, and provide non-cash compensation incentives that better align our employees and stockholder interests for long-term growth We believe we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented employees and better aligning the interests of employees with the interests of our stockholders Management and the Board have been thoughtfully considering the idea of an Option Exchange since 2022 and approved the plan in March 2023

What is a Stock Option Exchange? A stock option exchange offers eligible employees the opportunity to exchange certain outstanding stock options that are “out of the money” or “under water” for replacement stock options with modified terms (see Terms of New Stock Options on slide 7) Importantly, the exercise price of the new stock options will reflect the current market price of our common stock on the date of grant – assuming the closing price of our common stock on the date of grant is significantly lower than $10 (as it is today), the new options will have a significantly lower exercise price than the surrendered options Each new option will represent your right to purchase a number of shares of our common stock that is calculated using an exchange ratio which takes into account the exercise price of your tendered eligible option (see Exchange Ratio on slides 5 and 6) The exchange ratios were set with the help of an independent compensation consultant as of June 16, 2023 – the intention of the design is that the FAIR VALUE of the new options would approximate the FAIR VALUE of the stock options surrendered in the exchange There will be fewer shares of our common stock subject to the replacement stock options granted in connection with the Option Exchange, but because the exercise price will reflect the current market price on the date of grant, the replacement options are more likely to gain value in the near term Illustrative examples will be shown in later slides

Overview During the exchange offer period, eligible option holders will have the ability to exchange eligible stock options for the number of new stock options determined using the exchange ratio described on the next slide, which will result in a fewer number of options What is the exchange offer period? The exchange period started with the filing of a Form TO on June 23, 2023 The period of time in which you can make an election under the Option Exchange Program expires at 10 p.m. MT on July 24, 2023, unless extended Who is eligible for the option exchange (Eligible Holder)? All employees, including executive officers, employed during the full offering period If an employee terminates employment prior to the date the new stock options are granted, such employee will not be eligible to receive new stock options Non-employee Board of Directors are NOT eligible Which stock options will be eligible for the option exchange (Eligible Options)? Held by an eligible holder Exercise price greater than $10 per share Granted under the Biodesix 2020 Equity Incentive Plan

Exchange Ratio How is the number of new stock options to be granted determined? An exchange ratio will be applied to determine how many new stock options an eligible option holder would receive for exchanging eligible stock options The exchange ratio takes into account the exercise price of your tendered eligible stock options Designed with the intention that the FAIR VALUE of the new stock options would approximate the FAIR VALUE of the eligible stock options surrendered in the exchange based on the Black-Scholes valuation model How will my partially vested eligible stock options be exchanged? An eligible stock option that is partially vested will be exchanged for two new stock option grants One new stock option will be granted in exchange for the vested shares underlying the eligible stock option A second new stock option will be granted in exchange for the unvested shares underlying the eligible stock option

Exchange Ratio (continued) What is the exchange ratio that will be used? Exercise Price Range Per Share Exchange Ratio* Tendered Eligible Stock Options to New Stock Options $10.01 to $14.00 3.2 to 1 $14.01 to $18.00 3.5 to 1 $18.01 to $20.00 4.3 to 1 $20.01 and above 4.9 to 1 *Rounded up to the nearest share

Terms of New Stock Options What is the exercise price of the new stock options? Exercise price will be equal to the closing price of Biodesix common stock on the date that we grant your new stock options (currently expected to be July 24, 2023) What is the vesting schedule for the new stock options? New stock options will be unvested on the date of grant New stock options granted in exchange for vested shares underlying an eligible stock option will fully vest on the first day of the month following the first anniversary of the month in which the exchange offer is completed – August 1, 2024 unless the exchange period is extended New stock options granted in exchange for unvested shares underlying an eligible stock option will vest under an extended vesting schedule Vesting would begin on the first day of the month following the first anniversary of the month in which the exchange offer is completed - August 1, 2024 unless the exchange period is extended Vesting would occur in a series of equal monthly installments over the number of months that were remaining under the surrendered eligible stock options’ vesting schedule immediately prior to the exchange offer All new stock options will be nonqualified stock options with a 10-year term The grant date of the new stock options is subject to the approval of the Biodesix Board of Directors and will occur after the Offering Period

Example 1 – Eligible; Vested Employee A wants to exchange stock options in respect of 10,000 shares with an exercise price of $20.67 All of the shares underlying the stock option are vested Employee A’s stock options are eligible stock options because the exercise price is over $10 and the employee is a current employee Employee A can participate in the exchange and will receive one new stock option grant for 2,041 shares (determined using the 4.9 to 1 ratio) 10,000 shares divided by 4.9 equals 2,040.81, rounded up to nearest share equals 2,041 shares The exercise price of Employee A’s new stock option grant will be equal to the closing price of Biodesix common stock on the grant date (currently assumed to be July 24, 2023) Assuming the exchange offer is completed in July, Employee A’s new stock option grant will fully vest on August 1, 2024

Example 2 – Eligible; Unvested Employee B wants to exchange stock options in respect of 10,000 shares with an exercise price of $13.72 All of the shares underlying the stock option are unvested, and immediately prior to the exchange offer there were 36 months remaining under the stock option’s vesting schedule Original grant date 6/29/2021 with first vesting date of 6/29/2023 Employee B’s stock options are eligible stock options because the exercise price is over $10 Employee B can participate in the exchange and will receive one new stock option grant in respect of 3,125 shares (determined using the 3.2 to 1 ratio) 10,000 shares divided by 3.2 equals 3,125 The exercise price of Employee B’s new stock option grant will be equal to the closing price of Biodesix common stock on the grant date Assuming the exchange offer is completed in July, Employee B’s new stock option grant will begin vesting on August 1, 2024 and will vest in equal monthly installments for 36 months measured from that date – i.e., the final vesting date will be July 1, 2027

Example 3 – Eligible; Partially Vested Employee C wants to exchange stock options in respect of 10,000 shares with an exercise price of $14.89 6,000 shares underlying the stock option are vested 4,000 shares underlying the stock option are unvested, and immediately prior to the exchange offer there were 36 months remaining under the stock option’s vesting schedule Employee C’s stock options are eligible stock options because the exercise price is over $10 Employee C can participate in the exchange and will receive two new stock option grants (determined using the 3.5 to 1 ratio): New stock option grant #1, in respect of 1,715 shares, in exchange for the vested portion of the surrendered stock option 6,000 shares divided by 3.5 equals 1,714.29, rounded up to nearest share equals 1,715 shares New stock option grant #2, in respect of 1,143 shares, in exchange for the unvested portion of the surrendered stock option 4,000 shares divided by 3.5 equals 1,142.86, rounded up to nearest share equals 1,143 shares The exercise price of Employee C’s new stock option grant will be equal to the closing price of Biodesix common stock on the grant date Assuming the exchange offer is completed in July: New stock option grant #1 will fully vest on August 1, 2024 New stock option grant #2 will begin vesting on August 1, 2024 and will vest in equal monthly installments for 36 months measured from that date – i.e., the final vesting date will be July 1, 2027

Example 4 – Not Eligible Employee D wants to exchange stock options in respect of 2,500 shares with an exercise price of $3.50 None of the shares underlying the stock option are vested Employee D’s stock options are not eligible stock options because the exercise price is too low Employee D cannot participate in the exchange and no new stock options will be granted

Relevant Documents Eligible employees received an Exchange Offer Announcement Email from equityadmin@biodesix.com on June 23, 2023 A copy of the Schedule TO, the Offer to Exchange Eligible Options for New Options (including the Summary Term Sheet, Questions and Answers and Offering Memorandum) and the Notice of Withdrawal Election Form were attached to the Exchange Offer Announcement Email Eligible employees also received a copy of their Election Form via AdobeSign on June 23, 2023 Other relevant documents were filed with the SEC on June 23, 2023 and may be accessed here: [insert URL] You should direct questions or requests for assistance (including requests for additional or paper copies of the relevant documents) by email to equityadmin@biodesix.com

Process of Participation Participation is voluntary You may elect to participate on an option-by-option basis, and you may exchange all or a portion of any eligible stock option To participate, you must complete, sign, and deliver your Election Form via AdobeSign no later than 10 p.m. MT on July 24, 2023 You may revoke your Election Form at any time prior to 10 p.m. MT on July 24, 2023 by submitting a Notice of Withdrawal of Election You will receive email confirmations of receipt of your Election Form and your Notice of Withdrawal of Election Form, if applicable Your Election Form must be submitted via AdobeSign Your Notice of Withdrawal of Election and all questions and other communications must be sent to equityadmin@biodesix.com

Important Disclaimers The exchange offer is a Tender Offer filed with the SEC (Schedule TO-I) All terms of the exchange offer are governed by the Offer to Exchange Eligible Options for New Options dated June 23, 2023 We strongly encourage you to consult with your personal financial and/or tax advisors prior to deciding whether to participate in the exchange offer WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K, FILED MARCH 6, 2023, AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q DURING 2023, IF APPLICABLE, BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER BIODESIX HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFERING MEMORANDUM OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY BIODESIX